May 8, 2002

To: Mr. Yossi Ben-Yossef Kadima Hi-Tech

Re: Investment in our company

We are hereby to put in writing our agreement in respect of investment to be made by a group in investors handled by you, and / or other investors handled by you.

1.	If an investment is made (hereinafter - “Investment”), then you and / or whoever on your behalf, shall be entitled to receive from us:
1.1.
Success fee amounting 5% of the Investment + VAT (hereinafter - “Commission”). Commission will be fully paid to you in cash at the signing of the investment agreement with your investors (or any of them), and as will be ordered by the company. Commission will be paid in NIS, or where Investment is made if foreign currency, in NIS according to official US$ - NIS exchange rate know on the day of payment.

1.2.
For 12 months as of signing of said Investment agreement, you shall have an option to purchase shares of the company at an amount equal to 5% of the Investment (as defined supra) according to same company valuation as in the Investment (a s defined supra). It is hereby made clear that for the purpose of this article 1.2, all options allocated to company employees and / or others, will be considered as if exercised prior to exercising of this option by you.

2.	Nothing in the document is to obligate you and / or Kadima and / or members of the forum, to execute an investment (and / or any investment) in the company.

Sincerely yours,